AMENDMENT No.1 TO
OPTION AGREEMENT

This AMENDMENT No.1 (this “Amendment”), dated as of December 31, 2010, amends the OPTION AGREEMENT, effective as of November 30, 2010 (the “Agreement”), between N.C.G.A. Project Acquisition Corp., a corporation incorporated and existing under the laws of the Cayman Islands (the “Acquisition Corp.”), and Universal Gold Mining Corp., a company incorporated and existing under the laws of Nevada (“Universal Gold”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, Acquisition Corp. is entering into an Amendment No. 1, dated as of the date hereof, to the SPA, a copy of which is attached hereto as Exhibit A (the “SPA Amendment”); and

WHEREAS, Acquisition Corp. and Universal Gold desire to harmonize the terms of Universal Gold’s option under the Agreement with the terms of Acquisition Corp.’s acquisition of Management as contemplated in the SPA, as amended.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto  hereby agree as follows:

a)   Consent to SPA Amendment.  Universal Gold hereby consents to the proposed SPA Amendment.

b)   Amendment of Option. All references to the SPA (and any provisions thereof) in the Agreement shall be deemed to be references to the SPA as amended by the SPA Amendment.

c)   Universal Gold’s Additional Payment Obligations.  Upon the execution and delivery of the Amendment, Universal Gold shall pay to Acquisition Corp, or to Sellers on behalf of Acquisition Corp., $125,000 in immediately available funds.  Furthermore, upon the Closing, Universal Gold shall pay to Acquisition Corp., or to Sellers or as they may direct on behalf of Acquisition Corp., an additional extension fee of $125,000.

d)   Miscellaneous.  Except as expressly modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.  Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Amendment. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  No amendment, modification, waiver, termination or discharge of any provision of this Amendment shall in any event be effective unless the same shall be in writing and signed by the parties hereto.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, that Acquisition Corp. may not assign any of its rights or obligations hereunder without the prior written consent of Universal Gold.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers.

N.C.G.A. PROJECT ACQUISITION CORP.

By: Gottbetter & Partners, LLP, in Trust, as Sole Shareholder

By:	/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter
Title: Partner

UNIVERSAL GOLD MINING CORP.

By:	/s/ Craig Niven
Name: Craig Niven
Title: Interim Chief Financial Officer and Assistant Secretary